EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 1, 2002 (except for the fifth paragraph of Note 1, as to which the date is June 18, 2002), with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc., which are included in this Current Report on Form 8-K dated December 11, 2002 and filed on or around December 12, 2002 with the Securities and Exchange Commission.

ERNST & YOUNG LLP

San Diego, California
December 11, 2002